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                                                                  EXHIBIT 10.04


               THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE
               -------------------------------------------------

         THIS THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this "Amendment") is made and entered into as of the 13th day of September, 2004, by and between Roger V. Calarese and A. Richard Calarese, as trustees of the Franklin Village Trust, dated January 19, 1979, as amended ("Seller"), having an office at 1000 Franklin Village Drive, Franklin, Massachusetts 02038, and Cedar-Franklin Village LLC, a Delaware limited liability company ("Buyer"), having an office c/o Cedar Shopping Centers Partnership, L.P., 44 South Bayles Avenue, Port Washington, New York 11050.

         WHEREAS, Buyer and Seller have entered into that certain Agreement of Purchase and Sale, dated as of August 2, 2004, as amended by that certain Amendment to Agreement of Purchase and Sale dated as of September 2, 2004, as further amended by that certain Second Amendment to Agreement of Purchase and Sale dated as of September 10, 2004 (as amended, the "Agreement").

         WHEREAS, Seller and Buyer desire to amend the terms of the Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Seller and Buyer hereby covenant and agree as follows:

         1. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

         2. The parties acknowledge that, pursuant to the terms of the Agreement
(i) Seller is obligated to repay the Mortgage Loan at or prior to the Closing and to convey the Property to Buyer at the Closing free and clear of the Mortgage, and (ii) Buyer is obligated to pay the Prepayment Consideration to the Mortgagee at the Closing.

         3. Seller agrees that, notwithstanding anything to the contrary contained in the Agreement, Buyer shall have the right, but not the obligation, to take title to the Property subject to the Mortgage Loan so long as Buyer shall assume and agree to repay the Mortgage Loan (an "Assumption"), it being acknowledged by Seller and Buyer that any Assumption shall be entirely subject to the Mortgagee's approval rights under the terms of the Mortgage Loan Documents.

         4. In connection with the prospective Assumption, Seller shall (i) request an estoppel certificate ("Mortgagee Estoppel") duly executed by Mortgagee to be dated not more than thirty (30) days prior to the Closing Date, certifying as to (A) the outstanding principal balance of the Mortgage Loan, (B) the interest rate, (C) the date through which interest on the loan has been paid, (D) the value of any escrows held by Mortgagee on Seller's account, and
(E) that the Mortgagee (a) has not delivered any notice of default under the Mortgage Loan Documents that remains uncured, and (b) does not have knowledge of any default under the Mortgage Loan Documents, and (ii) use good faith and diligent efforts to obtain a consent, duly executed by Mortgagee (the "Mortgagee Consent"), to be dated not more than thirty (30) days prior to the Closing Date,




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authorizing the Assumption and the sale of the Property to Buyer. Seller shall promptly deliver the original executed Mortgagee Estoppel and the Mortgagee Consent to Buyer as and when each is received by Seller. Seller shall not be responsible for the payment of any fees payable to the Mortgagee on account of the prospective Assumption. Buyer shall, at its own cost and expense, cooperate with Seller by providing Mortgagee with information and documents and all fees and cost reimbursements (including, if applicable, all processing and Mortgagee counsel fees) required by Mortgagee in connection with the Mortgagee Consent and Mortgagee Estoppel and prospective Assumption.

         5. In the event of the Assumption (i) Section 4.2.17 and Section 6.1.2 of the Agreement shall be deemed to be modified to eliminate Seller's obligation to repay the Mortgage Loan and eliminate the Mortgage at or prior to the Closing, (ii) Section 7.4.2, Section 8.8, the second sentence of Section 2.1, and the last two sentences of Section 7.1.1 shall be deemed to be omitted from the Agreement, (iii) Buyer shall be responsible for the payment to the Mortgagee of any fees contemplated by the Loan Documents to be payable in connection with the Assumption, (iv) the amount of the Balance shall be reduced by the outstanding principal balance of the Mortgage Loan as of the Closing Date, as adjusted by the amount of any escrows deposited by Seller with Mortgagee to the extent that Seller's interest therein is transferred to Buyer in connection with the Assumption, and (v) interest on the Mortgage Loan for the calendar month in which the Closing occurs shall be prorated as of the Proration Date. In the event the Assumption occurs, unless Seller is released by Mortgagee from liability in connection with the Mortgage Loan, Buyer shall and does hereby agree to hold harmless and indemnify Seller, the Partnership, and all partners of the Partnership (as partners and individually) from and against any and all obligations, liabilities, damages, costs and expenses (including reasonable attorneys' fees) in connection with the Mortgage Loan or any document or agreement evidencing or given in connection with the Mortgage Loan (including, without limitation, obligations under that certain Environmental Indemnity Agreement, dated as of November 5, 1997, given in connection with the Mortgage
Loan). The indemnity and hold harmless herein contained shall survive the Closing and shall remain in full force and effect until the expiration of the periods required by applicable statutes of limitations with respect to all obligations arising in connection with the Mortgage Loan.

         6. The parties acknowledge that the Purchase Price was agreed upon on the basis that (a) Enviro Supply was and would continue to be a tenant in good standing at the Property occupying approximately one thousand two hundred (1,200) square feet of space in Building J at the Property (the "Enviro Space") and paying approximately twenty dollars ($20) per square foot per annum in rent plus additional rent on account of its occupancy of the Enviro Space and (b) Golf USA was and would continue to be a tenant in good standing at the Property occupying approximately two thousand (2,000) square feet of space in Building J at the Property (the "Golf USA Space") and paying approximately twenty dollars ($20) per square foot per annum in rent plus additional rent on account of its occupancy of the Golf USA Space. The parties further acknowledge that Enviro Supply is not in occupancy at the Property and that Golf USA is not in good standing at the Property and is expected to vacate its premises at the Property prior to the Closing. The parties have agreed that on the first day of each of the first twenty-four (24) full calendar months following the Closing commencing with the first full calendar month following the month in which the Closing occurs, Seller shall pay to Buyer to compensate Buyer for lost rental for the Enviro Space and the Golf USA Space the amount of $5,333.33 plus estimated pro



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rata charges on account of taxes, insurance, and common area maintenance at the
Property (the "Enviro/Golf Payment Amount"). From and after the commencement and receipt by Buyer of regularly scheduled rent from replacement tenants under replacement leases for the Golf USA Space and the Enviro Space, in each calendar month during such twenty-four (24) month period, the Enviro/Golf Payment Amount shall be reduced by any rent required to be paid in such calendar month by such replacement tenants then occupying the Enviro Space and the Golf USA Space, it being understood and agreed that to the extent either of the Enviro Space or Golf USA Space have been re-leased after Closing, from and after the commencement and receipt by Buyer of regularly scheduled rent under such replacement leases, Seller's obligation with respect to the Enviro/Golf Payment Amount shall cease except to the extent that the aggregate base monthly rent provided for in the applicable replacement leases is less than the Enviro/Golf Payment Amount. Buyer agrees to work diligently to attempt to re-lease the Enviro Space and the Golf USA Space and to reasonably lease such spaces to comparable convenience-oriented "non-credit" "niche" tenants. Except as expressly modified or amended by this Amendment, all of the terms, covenants and conditions of the Agreement are hereby ratified and confirmed.

         7. The New Management Agreement shall provide that the failure of Seller to pay to Buyer the Enviro/Golf Payment Amount shall constitute a default under the New Management Agreement and entitle Buyer to offset any unpaid portion of the Enviro/Golf Payment Amount against amounts payable under the New Management Agreement.

         8. Attached hereto as Attachment A is a revised rent roll for the Property dated as of August 19, 2004 (the "Revised Rent Roll"). The parties agree that the Revised Rent Roll shall replace the Rent Roll appearing as
Exhibit I to the Agreement and shall be deemed the Rent Roll referred to in the Agreement for all purposes.

         9. The parties agree that the Due Diligence Period shall be deemed to expire on Monday, September 13, 2004, and that notwithstanding anything contained in Section 7.1 of the Agreement, the Scheduled Closing Date shall be November 1, 2004.

         10. Except insofar as reference to the contrary is made in any such instrument, all references to the "Agreement" in any future correspondence or notice shall be deemed to refer to the Agreement as modified by this Amendment.

         11. This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

         12. Delivery of this Amendment by facsimile by any party shall represent a valid and binding execution and delivery of this Amendment by such party.



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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.





                               FRANKLIN VILLAGE TRUST


                               By:
                                   --------------------------------------------
                                   Name:  Roger V. Calarese
                                   Title: Trustee



                               By:
                                   --------------------------------------------
                                   Name:  A. Richard Calarese
                                   Title: Trustee


                                   CEDAR-FRANKLIN VILLAGE LLC,
                                   a Delaware limited liability company


                               By:
                                   --------------------------------------------
                                   Name:
                                   Title:




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                                  ATTACHMENT A

                                    Rent Roll